Exhibit 10.5

MAGELLAN PETROLEUM CORPORATION

NONQUALIFIED STOCK OPTION

PERFORMANCE AWARD AGREEMENT

(TRANCHE C)

THIS AGREEMENT, made as of the grant date indicated in Section 3 below (the “Grant Date”), and between Magellan Petroleum Corporation, a Delaware corporation (the “Company”), and the undersigned individual (the “Optionee”), pursuant to the Magellan Petroleum Corporation 1998 Stock Incentive Plan, as amended through May 27, 2009 (the “Plan”). Terms used but not defined herein shall have the same meaning as in the Plan).

WHEREAS, effective the date hereof the Optionee has been appointed as the Chief Financial Officer and Treasurer of the Company; and

WHEREAS, the Company, acting through the Compensation, Nominating and Governance Committee and the full Board of Directors has approved the award of Nonqualified Stock Options (“Options”) under the Plan to the Optionee (the “Award”).

NOW, THEREFORE, in consideration of the terms and conditions of this Agreement and pursuant to the Plan, the parties agree as follows:

1.	Grant of Options. The Company hereby awards to the Optionee the right and option to purchase from the Company, at the exercise price set forth in Section 3 below, all or any part of the aggregate number of shares of common stock, par value $0.01 per share, of the Company, as such common shares are presently constituted (the “Stock”), set forth in said Section 3.

2.	Terms and Conditions. It is understood and agreed that the Options evidenced hereby shall at all times be subject to the provisions of the Plan (which are incorporated herein by reference) and the following terms and conditions:

(a)	Expiration Date. The Options evidenced hereby shall expire on the date specified in Section 3 below, or earlier as provided in Section 7 of the Plan.

(b)	Exercise Price. The Options evidenced hereby shall be exercisable at a price per share equal to the “fair market value” of a share of Stock (as defined in Section 5(c) of the Plan) on the date of the Board’s determination that the performance condition in Section 2(e) has been satisfied.

(c)	Exercise of Option. The Options evidenced hereby shall be exercisable from time to time by (i) providing written notice of exercise ten (10) days prior to the date of exercise specifying the number of shares for which the Options are being exercised, addressed to the Company at its principal place of business, and (ii) either:

(A)	Cash Only Exercise – submitting the full cash purchase price of the exercised Stock; or

(B)	Cashless Exercise – submitting appropriate authorization for the sale of Stock in an amount sufficient to provide the full purchase price in accordance with Section 5(d) of the Plan, or

(C)	Combination – tendering a combination of (i) and (ii) above.

(d)	Withholding Taxes. Without regard to the method of exercise and payment, the Optionee shall pay to the Company, upon notice of the amount due, any withholding taxes payable with respect to such exercise, which payment may be made with shares of Stock which would otherwise be issued pursuant to the Options.

(e)	Vesting. The shares covered by the Options shall vest in full upon the Board of Directors (“Board”) determination of the attainment of the following mutually acceptable performance condition:

As Chief Financial Officer, the Optionee is charged with the responsibility to build a finance and accounting department that integrates the Company’s existing and newly added operations and personnel and produce timely and accurate reports for the Company’s public filings. The CEO will periodically assess the Optionee’s performance and make a determination when he believes this performance condition has been met and will present his findings and conclusions to the Audit Committee. If the Committee concurs with the CEO’s determination, it will recommend to the Board that the Board determine that the Options have vested in full. Upon this determination by the Board, the Optionee shall be fully vested in the Options at a per share exercise price described in Section 2(b) above.

(f)	Acceleration. The Options evidenced hereby shall immediately be accelerated and vest in full upon a “change of control” of the Company as defined in Section 15 of the Plan.

(g)	Compliance with Laws and Regulations. The Options evidenced hereby are subject to restrictions imposed at any time on the exercise or delivery of shares in violation of the By-Laws of the Company or of any law or governmental regulation that the Company may find to be valid and applicable.

(h)	Interpretation. Optionee hereby acknowledges that this Agreement is governed by the Plan, a copy of which Optionee hereby acknowledges having received, and by such administrative rules and regulations relative to the Plan and not inconsistent therewith as may be adopted and amended from time by the Committee (the “Rules”). Optionee agrees to be bound by the terms and provisions of the Plan and the Rules.

3.	Option Data.

Optionee’s Name:	William E. Begley, Jr.

Number of shares of Stock
Subject to this Option:	88,889 shares

Grant Date:	February 10, 2010

Exercise Price Per Share:	as provided in Section 2(b) above.

Expiration Date:	February 10, 2020

4.	Miscellaneous. This Agreement and the Plan (a) contains the entire Agreement of the parties relating to the subject matter of this Agreement and supersedes any prior agreements or understandings with respect thereto; and (b) shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Optionee, his heirs, devisees and legal representatives. In the event of the Optionee’s death or a judicial determination of his incompetence, reference in this Agreement to the Optionee shall be deemed to refer to his legal representative, heirs or devisees, as the case may be.

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its authorized officer, as of the date identified below.

Agreed to:	MAGELLAN PETROLEUM CORPORATION

/s/ William E. Begley, Jr.	By:	/s/ William H. Hastings
Optionee: William E. Begley, Jr.		Name:	William H. Hastings
		Title:	President and CEO

Date: February 10, 2010